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                                                                   EXHIBIT 23.3


                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS


Harmony Holdings, Inc.
Minneapolis, Minnesota



     We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-4 of iNTELEFILM Corporation of our report dated August 20, 1999, except for note 7 which is dated September 27, 1999, relating to the consolidated financial statements of Harmony Holdings, Inc. appearing in the Company's Annual Report on Forms 10-K for the year ended June 30, 1999. Our report contains an explanatory paragraph regarding Harmony Holdings, Inc.'s ability to continue as a going concern.


We also consent to the reference to us under the caption "Experts" in the Prospectus.


/s/ BDO Seidman, LLP
BDO SEIDMAN, LLP
Milwaukee, Wisconsin



August 9, 2000.